Exhibit 10.1
March 1, 2011
Jerome J. Selitto
Chief Executive Officer, President & Director
PHH Corporation
3000 Leadenhall Road
Mt. Laurel, New Jersey 08054
Dear Jerry:
This letter confirms and sets forth the terms and conditions of the engagement between Alvarez & Marsal North America, LLC (“A&M”) and PHH Corporation (the “Company”), including the scope of the services to be performed and the basis of compensation for those services. Upon execution of this letter by each of the parties, this letter will constitute an agreement between the Company and A&M.
1.	Description of Services
a.	Officers. In connection with this engagement, A&M shall make available to the Company:
(i)	David J. Coles to serve as Chief Financial Officer, Principal Accounting Officer and Executive Vice President (the “CFO”).
b.	Duties.
(i)	The CFO will be responsible for all duties typical and customary of a public company CFO including, but not limited to those duties and responsibilities set forth in Exhibit A to this engagement letter; and

(ii)	The CFO at all times shall be subject to and comply with the Company’s Code of Business Conduct for Employees and other related workplace policies, which shall be provided to the CFO upon the commencement of this engagement.
c.	Reporting. The CFO shall report directly to the CEO and, as requested, shall be available to the Board of Directors.

d.	Employment by A&M. The CFO will continue to be employed by A&M and while rendering services to the Company will continue to work with other personnel at A&M in connection with other unrelated matters, which will not unduly interfere with services pursuant to this engagement. For the avoidance of doubt, it is understood that the “unrelated matters” referenced in the previous sentence shall relate to the CFO’s obligations and responsibilities as a Managing Director at A&M. Other than with respect to CFO’s willful misconduct, as determined upon final adjudication by a court of competent jurisdiction, A&M shall have no liability to the Company for any acts or omissions.

e.	The parties understand and agree that that nothing herein shall be construed as creating an employment relationship between the Company and the CFO and that A&M and CFO shall perform their obligations under this engagement as independent contractors. CFO hereby disclaims any rights to, or eligibility to participate in, any benefit or equity plan sponsored by the Company, including, but not limited to, the Company’s qualified retirement plans, health and welfare plans or equity and incentive plans.

f.	Additional Responsibilities. Upon the mutual agreement of the Company and A&M, A&M may provide such additional personnel, including personnel from A&M affiliates, as the Company may request to assist in performing the services described herein and such other services as may be agreed to, on such terms and conditions and for such compensation as the Company and A&M shall agree.

2.	Compensation

a.	A&M will be paid by the Company for the services of the CFO at the monthly rate of $138,125 per calendar month. Such rates shall be subject to adjustment annually at such time as A&M adjusts its rates generally.

b.	In addition, A&M will be reimbursed by the Company for the reasonable out-of-pocket expenses of the CFO incurred in connection with this assignment, such as travel, lodging, duplications, computer research, messenger and telephone charges consistent with the Company’s Business Travel Policy. In addition, A&M shall be reimbursed by the Company for the reasonable fees and expenses of its external counsel incurred in connection with the preparation, negotiation and enforcement of this Agreement. All fees and expenses due to A&M will be billed on a monthly basis or, at A&M’s discretion, more frequently.

c.	The Company and A&M agree that it is appropriate that A&M be entitled to earn and receive incentive compensation for its services hereunder, in addition to the regular fees set forth above, which, in the judgment of the Company creates measurable organizational objectives consistent with the S.M.A.RT. methodology as previously explained to the CFO and A&M. To establish the criteria for determining such incentive compensation, A&M and the Company will seek to reach agreement within 30 days from the date hereof on the terms on which it shall be payable. It is agreed that the amount of such incentive compensation is capped at 35.29% of A&M’s total monthly fees.

3.	Term
The engagement will commence as of the date hereof and may be terminated by: (i) the Company without cause by giving 7 days’ written notice to A&M; and (ii) A&M without cause by giving 30 days’ written notice to the Company. A&M normally does not withdraw from an engagement unless the Company misrepresents or fails to disclose material facts, fails to pay fees or expenses, or makes it unethical or unreasonably difficult for A&M to continue to represent the Company, or unless other just cause exists. In the event of any such termination, any fees and expenses due to A&M shall be remitted promptly (including fees and expenses that accrued prior to but were invoiced subsequent to such termination). If the Company terminates this engagement without Cause or if A&M terminates this engagement for Good Reason, A&M shall also be entitled to receive the amount of any earned but unpaid Incentive Fee in accordance with the criteria established in Section 2(d) even if such event occurs within three months of the termination. The Company may immediately terminate A&M’s services hereunder at any time for Cause by giving written notice to A&M. Upon any such termination, the Company shall be relieved of all of its payment obligations under this Agreement, except for the payment of fees and expenses through the effective date of termination (including fees and expenses that accrued prior to but were invoiced subsequent to such termination) and its obligations under paragraphs 7 and 8. For purposes of this Agreement, “Cause” shall mean if (i) the CFO is convicted of, admits guilt in a written document filed with a court of competent jurisdiction to, or enters a plea of nolo contendere to, an allegation of fraud, embezzlement, misappropriation or any felony; (ii) the CFO willfully disobeys a lawful direction of the CEO or the Board; (iii) a material breach of any of A&M’s or the CFO’s material obligations under this Agreement which is not cured within 30 days of the Company’s written notice thereof to A&M describing in reasonable detail the nature of the alleged breach; (iv) the death or disability of the CFO; or (v) the CFO’s determination that he may be unable or unwilling to provide such certifications in connection with the Company’s filing of its interim or annual financial reports with the SEC as required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. For purposes of this Agreement, termination for “Good Reason” shall mean either its resignation caused by a breach by the Company of any of its material obligations under this Agreement that is not cured within 30 days of A&M having given written notice of such breach to the Company describing in reasonable detail the nature of the alleged breach or a filing of a petition under Chapter 11 of the United States Bankruptcy Code in respect of the Company unless within 45 days thereafter (or, if sooner, prior to the date on which a plan of reorganization is confirmed or the case is converted to one under Chapter 7), the Company has obtained judicial authorization to continue the engagement on the terms herein pursuant to an order which has become a final, non appealable order.
4.	No Audit, Duty to Update.
It is understood that A&M is not being requested to perform an audit, review or compilation, or any other type of financial statement reporting engagement that is subject to the rules of and regulation by the AICPA, SEC or other state or national professional or regulatory body. The CFO and A&M are reasonably entitled to rely on the accuracy and validity of the data disclosed to them or supplied to them by employees and representatives of the Company and, with respect to the CFO, such reliance shall be consistent with his duties and obligations as an executive officer of the Company.
5.	No Third Party Beneficiary.
The Company acknowledges that all advice (written or oral) given by A&M to the Company in connection with this engagement is intended solely for the benefit and use of the Company (limited to its Board and management) in considering the matters to which this engagement relates. The Company agrees that no such advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time in any manner or for any purpose other than accomplishing the tasks referred to herein without A&M’s prior approval (which shall not be unreasonably withheld), except as required by law.

6.	Conflicts & Corporate Opportunities.
A&M is not currently aware of any relationship that would create a conflict of interest with the Company or those parties-in-interest of which you have made us aware.

Because A&M is a consulting firm that serves clients on an international basis in numerous cases, both in and out of court, it is possible that A&M may have rendered or will render services to or have business associations with other entities or people which had or have or may have relationships with the Company, including creditors of the Company. In the event you accept the terms of this engagement, A&M will not represent, and A&M has not represented, the interests of any such entities or people in connection with this matter.

During the term of this engagement, any and all business or investment opportunities related to the origination and servicing of residential mortgage loans or fleet management services (collectively, the “PHH Businesses”), which are based on information identified or made available to the CFO by or on behalf of the Company and not otherwise available to him, shall not be used by the CFO or A&M to compete with the interests of the PHH Businesses.
7.	Confidentiality / Non-Solicitation/Work Product.
a. The CFO and A&M shall keep as confidential all non-public information received from the Company in conjunction with this engagement, including, but not limited to certain business, financial, technical, legal, marketing, or other proprietary or confidential reports, analysis, records, data, computer programs or output, information, or other material, both oral and written, which the Company deems, and CFO and A&M should consider, proprietary and confidential (and of independent economic value) to the Company (collectively, “Confidential Information”). Confidential Information shall also include any information or documentation which is proprietary or confidential to the Company’s subsidiaries, affiliates, corporations, limited liability companies, partnerships, firms, associations, businesses, and organizations, (collectively, “Affiliates”), including information of Affiliates’ employees, franchisees, sales associates, brokers, joint-ventures and/or customers. All obligations as to non-disclosure shall cease as to any part of such Confidential Information at such time as the information: (i) is known to without restriction prior to the date of disclosure of the information; (ii) is or becomes publicly available other than as a result of a breach of this engagement letter; (iii) is independently developed by A&M and CFO without reference to or reliance upon the Confidential Information; (iv) is approved for release by written authorization of the Company; (v) is disclosed from a source other than the Company who, to the knowledge of A&M and CFO , is not in breach of a confidentiality agreement with the Company; or (vi) is disclosed pursuant to the lawful requirement or order of a court or governmental agency, provided that, upon the receipt of a request for such a disclosure, A&M or CFO gives prompt notice thereof to the Company (unless such notice is not permitted or possible under the circumstances) so that the Company may have the opportunity to intervene and contest such disclosure and/or seek a protective order or other appropriate remedy. Promptly upon written request from the Company, A&M and CFO shall use commercially reasonable efforts to destroy all Confidential Information and any other materials containing, prepared on the basis of, or reflecting any information in, the Confidential Information (whether prepared by the parties, their advisors or otherwise), including all reports, analyses, compilations, studies and other materials containing or based on the Confidential Information.

b. Except as specifically provided for in this letter, the Company on behalf of itself and its subsidiaries and affiliates and any person which may acquire all or substantially all of its assets agrees that, until two (2) years subsequent to the termination of this engagement, it will not solicit, recruit, hire or otherwise engage David J. Coles while employed by A&M or its affiliates (“Solicited Person”).

c. Until the termination of the Garden Period (as defined below), A&M agrees that it will not have David Coles provide services substantially similar to those performed pursuant to this engagement on behalf of any of the following entities or their affiliates or any person that acquires all or substantially all of the assets of such business to the extent the role is related to an entity principally engaged in the PHH Businesses, including, but not limited to the following entities: Mike Albert Leasing, Inc.; Allstate Leasing, Inc.; ARI (Automotive Rentals, Inc.); Donlen Corporation; Enterprises Leasing

Company; GE Commercial Finance Fleet Services; Emkay Vehicle Leasing; Lease Plan U.S.A.; Wheels, Incorporated; American Leasing; BBL; MotoLease; Merchants Leasing; Sutton Leasing; ULTEA; SunTrust; Wells Fargo; The CEI Group; Fleet Response; CCM; Union Leasing; Wells Fargo Home Mortgage; Bank of America Mortgage; SunTrust; Wells Fargo; Wells Fargo Home Mortgage; Bank of America Mortgage; Chase Home Finance; Nexstar Financial; CitiMortgage, Inc.; GMAC Residential Holdings; SunTrust Mortgage, Inc.; MetLife Bank; Quicken Loans, Inc.; CTX Mortgage; Branch Banking & Trust Co.; Pulte Mortgage; AmSouth Mortgage; Fifth Third Mortgage; U.S. Bank Home Mortgage; Citizens Mortgage Corporation; NationStar Mortgage. For the purpose of this provision, the “Garden Period” shall be the period of time following the termination or expiration of the David Coles’ role as CFO under this Agreement which shall be equal to 100% (one hundred per cent) of the amount of days in which David Coles served as CFO for the Company under this Agreement, but in no event shall such period exceed one-hundred eighty (180) days.
c. A&M agrees that, until one year subsequent to the termination of this engagement, it will not directly solicit, recruit, hire or otherwise engage any employee of the Company or any of its subsidiaries or affiliates with whom the CFO worked directly during the terms of this engagement; provided however, that the foregoing restriction shall not be applicable to Company personnel responding to public solicitations for employment by A&M.

d. Any and all reports, documentation, work product or other materials, writings, or works of authorship delivered by CFO and A&M, its employees or subcontractors to Company in the course of performing services under this engagement (collectively, “Deliverables”) shall be deemed a “work for hire” for the sole benefit of and belonging exclusively to the Company. Upon full and final payment of all fees and expenses owing to A&M under this Agreement, A&M and CFO hereby assign, and shall be deemed to have expressly disclaimed, any and all right, title, or interest in and to such Work Product. Notwithstanding the foregoing, A&M shall retain all right, title and interest in and to all methodologies, processes, techniques, ideas, concepts, trade secrets, and know-how embodied in the Deliverables or that A&M or the CFO may develop or supply in connection with this Agreement (“A&M Knowledge”). Upon full and final payment of all fees and expenses owing to A&M under this Agreement, A&M hereby grants to Company a non-

exclusive, nontransferable, royalty-free license to use the A&M Knowledge in order to benefit from the intended use of the Deliverables and services provided hereunder, so long as in doing so Company does not breach any obligation of confidentiality.
8.	Indemnification.
The Company shall indemnify the CFO to the same extent as the most favorable indemnification it extends to its officers or directors, whether under the Company’s bylaws, its certificate of incorporation, by contract or otherwise, and no reduction or termination in any of the benefits provided under any such indemnities shall affect the benefits provided to the CFO. The CFO shall be covered as an officer under the Company’s existing director and officer liability insurance policy. As a condition of A&M accepting this engagement, a Certificate of Insurance evidencing such coverage shall be furnished to A&M prior to the effective date of this Agreement. The Company shall give thirty (30) days’ prior written notice to A&M of cancellation, non-renewal, or material change in coverage, scope, or amount of such director and officer liability policy. The Company shall also maintain such insurance coverage for the CFO for a period of not less than two years following the date of the termination of such officer’s services hereunder. The provisions of this section 8 are in the nature of contractual obligations and no change in applicable law or the Company’s charter, bylaws or other organizational documents or policies shall affect the CFO’s rights hereunder. The attached indemnity provisions are incorporated herein and the termination of this agreement or the engagement shall not affect those provisions, which shall survive termination.
9.	Miscellaneous.
This Agreement shall (together with the attached indemnity provisions) be: (a) governed and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof; (b) incorporates the entire understanding of the parties with respect to the subject matter thereof;

and (c) may not be amended or modified except in writing executed by each of the signatories hereto. The Company and A&M agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of the parties hereto with respect to any matter relating to or arising out of the performance or non-performance of the Company or A&M hereunder. The Company and A&M agree, to the extent permitted by applicable law, that any Federal Court sitting within the Southern District of New York shall have exclusive jurisdiction over any litigation arising out of this Agreement; to submit to the personal jurisdiction of the Courts of the United States District Court for the Southern District of New York; and to waive any and all personal rights under the law of any jurisdiction to object on any basis (including, without limitation, inconvenience of forum) to jurisdiction or venue within the State of New York for any litigation arising in connection with this Agreement.
If the foregoing is acceptable to you, kindly sign the enclosed copy to acknowledge your agreement with its terms.

Very truly yours, Alvarez & Marsal North America, LLC
By:	/s/David J. Coles
David J. Coles
Managing Director

Accepted and Agreed: PHH Corporation
By:	/s/ Jerome J. Selitto
Jerome J. Selitto
Chief Executive Officer, President and Director

INDEMNIFICATION AND LIMITATION ON LIABILITY AGREEMENT
This indemnification and limitation on liability agreement is made part of an agreement, dated February 14, 2011 (which together with any renewals, modifications or extensions thereof, is herein referred to as the “Agreement”) by and between Alvarez & Marsal North America, LLC (“A&M”) and PHH Corporation (the “Company”), for services to be rendered to the Company by A&M.
A. The Company agrees to indemnify and hold harmless each of A&M, its affiliates and their respective shareholders, members, managers, employees, agents, representatives and subcontractors (each, an “A&M Indemnified Party” and collectively, the “A&M Indemnified Parties”) against any and all losses, claims, damages, liabilities, penalties, obligations and expenses, including the costs for counsel or others (including employees of A&M, based on their then current hourly billing rates) in investigating, preparing or defending any action or claim, whether or not in connection with litigation in which any A&M Indemnified Party is a party, or enforcing the Agreement (including these indemnity provisions), as and when incurred, caused by, relating to, based upon or arising out of (directly or indirectly) the A&M Indemnified Parties’ acceptance of or the performance or nonperformance of their obligations under the Agreement; provided, however, such indemnity shall not apply to any such loss, claim, damage, liability or expense to the extent it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such A&M Indemnified Party’s gross negligence or willful misconduct. The Company also agrees that (a) no A&M Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of A&M, except to the extent that any such liability for losses, claims, damages, liabilities or expenses are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such A&M Indemnified Party’s gross negligence or willful misconduct and (b) in no event will any A&M Indemnified Party have any liability to the Company for special, consequential, incidental or exemplary damages or loss (nor any lost profits, savings or business opportunity). The Company further agrees that it will not, without the prior consent of an A&M Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which such A&M Indemnified Party seeks indemnification hereunder (whether or not such A&M Indemnified Party is an actual party to such claim, action, suit or proceedings) unless such settlement, compromise or consent includes an unconditional release of such A&M Indemnified Party from all liabilities arising out of such claim, action, suit or proceeding.
B. A&M agrees to indemnify and hold harmless each of the Company, its affiliates and their respective directors, officers, managers, employees, agents, and representatives (each, an “PHH Indemnified Party” and collectively, the “PHH Indemnified Parties”) against any and all losses, claims, damages, liabilities, penalties, obligations and expenses, including the costs for counsel or others (including employees of PHH, based on their then current hourly billing rates) in investigating, preparing or defending any action or claim, whether or not in connection with litigation in which any PHH Indemnified Party is a party having resulted primarily and directly from the willful misconduct of A&M or its employees or agents in connection with the performance of services under the Agreement. A&M further agrees that it will not, without the prior consent of an PHH Indemnified Party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which such PHH Indemnified Party seeks indemnification hereunder (whether or not such PHH Indemnified Party is an actual party to such claim, action, suit or proceedings) unless such settlement, compromise or consent includes an unconditional release of such PHH Indemnified Party from all liabilities arising out of such claim, action, suit or proceeding.
C. These indemnification provisions shall be in addition to any liability which the Company may otherwise have to the Indemnified Parties. In the event that, at any time whether before or after termination of the engagement or the Agreement, as a result of or in connection with the Agreement or A&M’s and its personnel’s role under the Agreement, A&M or any A&M Indemnified Party is required to produce any of its personnel (including former employees) for examination, deposition or other written, recorded or oral presentation, or A&M or any of its personnel (including former employees) or any other A&M Indemnified Party is required to produce or otherwise review, compile, submit, duplicate, search for, organize or report on any material within such A&M Indemnified Party’s possession or control pursuant to a subpoena or other legal (including administrative) process, the Company will reimburse the A&M Indemnified Party for its out of pocket expenses, including the reasonable fees and expenses of its counsel, and will compensate the A&M Indemnified Party for the time expended by its personnel based on such personnel’s then current hourly rate.
D. If any action, proceeding or investigation is commenced to which any Indemnified Party proposes to demand indemnification hereunder, such Indemnified Party will notify the the proposed indemnifying party (A&M or the Company, as applicable, the “Indemnifying Party”), with reasonable promptness; provided, however, that any failure by such Indemnified Party to notify the Indemnifying Party will not relieve the Indemnifying Party from its obligations hereunder, except to the extent that such failure shall have actually prejudiced the defense of such action. With respect to the Companies indemnification obligations under paragraph A above, the Company shall promptly pay expenses reasonably incurred by any Indemnified Party in defending, participating in, or settling any action, proceeding or investigation in which such Indemnified Party is a party or is threatened to be made a party or otherwise is participating in by reason of the engagement under the Agreement, upon submission of invoices therefor, whether in advance of the final disposition of such action, proceeding, or investigation or otherwise. Each Indemnified Party hereby undertakes, and the Company hereby accepts its undertaking, to repay any and all such amounts so advanced if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified therefor. With respect to any action, proceeding or investigation with respect to which an Indemnified Party demands indemnification hereunder, the Indemnifying Party may, in lieu of advancing or reimbursing the expenses of separate counsel for such Indemnified Party, provide such Indemnified Party with legal representation (whether by the same counsel who represents the Indemnifying Party or otherwise), provided such counsel is reasonably satisfactory to such Indemnified Party, at no cost to such Indemnified Party. Nothing in the preceding sentence shall prevent an Indemnified Party from using separate counsel of its own choice at its own expense. The Company will be liable for any settlement of any claim against an Indemnified Party made with the Company’s written consent, which consent shall not be unreasonably withheld.
E. In order to provide for just and equitable contribution if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification, then the relative fault of the Indemnifying Party, on the one hand, and the Indemnified Parties, on the other hand, in connection with the statements, acts or omissions which resulted in the losses, claims, damages, liabilities and costs giving rise to the indemnification claim and other relevant equitable considerations shall be considered; and further provided that in no event will the A&M Indemnified Parties’ aggregate contribution for all losses, claims, damages, liabilities and expenses covered under the indemnity under Paragraph A above with respect to which contribution is available hereunder exceed the amount of fees actually received by the Indemnified Parties pursuant to the Agreement. No person found liable for a fraudulent misrepresentation shall be entitled to contribution hereunder from any person who is not also found liable for such fraudulent misrepresentation.
F. The rights provided herein shall not be deemed exclusive of any other rights to which the Indemnified Parties may be entitled under the certificate of incorporation or bylaws of the Company, any other agreements, any vote of stockholders or disinterested directors of the Company, any applicable law or otherwise.

PHH Corporation		Alvarez & Marsal North America, LLC

By:	/s/ Jerome S. Selitto	By:	David J. Coles

Exhibit A
Duties and Responsibilities of the Interim Chief Financial Officer
•	Establish and maintain a collaborative and interactive relationship with senior executives so as to identify their needs and seek a full range of business solutions.

•	Provide rigorous analysis and sound business judgment when reviewing with management the results of operations and highlighting variances to plan; help drive corrective actions; and work closely with senior management in the overall leadership of the company.

•	Evaluate the Company’s substantive planning and analysis process so as to measure true business performance intra-monthly as well as monthly using specific key business indicators, financial and non-financial, on a real time and actionable basis.

•	Work with the CEO to ensure critical, current and relevant business issues are being appropriately addressed and create alignment with the business plan.

•	Direct and oversee the accounting function, including financial reporting, tax and regulatory filings, financial projections/forecasts, budgeting and internal management reports as well as reports to the Board. Ensure timely and accurate analysis of same.

•	Ensure full transparency and complete, accurate and timely reporting to senior management and the Board.

•	Evaluate and strengthen the capabilities of the financial staff by developing people internally and recruiting key personnel from outside the organization to manage and control the increased demands for financial data and information.

•	Manage the balance sheet, including asset/liability policy and execution as well as liquidity management, corporate investment functions, securities portfolio management, wholesale liability portfolio management, and funds transfer process.

•	Assist in the development of Investor Relations strategy and program that communicates the company’s strategic vision and future -value proposition.

•	Prepare presentations for the management team and Board for all proposed substantive new transactions or activities that will impact the company.

•	In collaboration with the CEO maintain strong lines of communication with: (a) financial analysts; (b) shareholders; (c) investment bankers; (d) lenders; and (e) rating agencies

•	Oversee financial compliance efforts in accordance with SEC and Sarbanes Oxley regulations and requirements and ensure PHH maintains a sound system of internal controls.

•	Liaise with the Board of Directors on all financial matters related to corporate governance and compliance with applicable laws, regulations, rules and policies that impact or may impact the company.

•	Manage, plan, and schedule personnel and resources required to meet the current and future needs of the corporation with respect to current and future business initiatives.